Exhibit n.

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen AMT-Free Quality Municipal Income Fund:

We consent to the use of our report dated December 28, 2020, with respect to the financial statements and financial highlights of Nuveen AMT-Free Quality Municipal Income Fund, as of October 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Base Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

February 9, 2021